Exhibit 99.1

Timken Comments on

13D Filing By CalSTRS and Relational Investors

CANTON, Ohio: November 28, 2012— The Timken Company (NYSE: TKR; www.timken.com) commented on the Schedule 13D filed today by California State Teachers’ Retirement System (CalSTRS) and Relational Investors LLC with the U.S. Securities and Exchange Commission. In the filing, CalSTRS and Relational disclosed that their group owns 6.15 percent of Timken shares and urged the company to spin off its Steel Business into a separate company.

“Timken is always open to constructive input from shareholders and has had meetings with Relational to listen to their views,” said James W. Griffith, president and CEO of The Timken Company. “The Board and our management team regularly evaluate the optimal allocation of capital to generate shareholder value, including capital expenditures, pension funding, acquisitions, divestitures and returning capital to shareholders in the form of dividends and share repurchases. As part of this process, over the years we have carefully evaluated separating the steel and bearing businesses. This includes a thorough review with our Board this summer of Relational’s proposal, with input from outside financial advisors.

“As a market leader in high-quality engineered steel products, our Steel Business leverages the same expertise and know-how that we apply across our businesses. We have significant technology, cost and revenue synergies between our bearing and steel businesses as well as diversification benefits in continuing to operate under our current structure,” Griffith said. “These synergies and benefits, coupled with a potential reduction in financial flexibility, among other factors, led the Board to conclude that the separation of the businesses at this time would not be in the best interests of Timken shareholders.”

About The Timken Company

The Timken Company (NYSE: TKR), a global industrial technology leader, applies its deep knowledge of metallurgy, friction management and power transmission to improve the reliability and efficiency of machinery all around the world.

The company engineers, manufactures and markets mechanical components and high-performance steel. Its bearings, engineered steel bars and tubes—as well as transmissions, gearboxes, chain and related products and services—support diversified markets worldwide.

With sales of $5.2 billion in 2011 and approximately 21,000 people operating from 30 countries, Timken makes the world more productive and keeps industry in motion.

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Media Contact: Pat Carlson	Investor Contact: Steve Tschiegg
Global Media Relations	Director – Capital Markets and Investor Relations
Mail Code: GNW-37	Mail Code: GNE-26
1835 Dueber Avenue, S.W.	1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.	Canton, OH 44706-0927 U.S.A.
Telephone: (330) 471-3514	Telephone: (330) 471-7446
pat.carlson@timken.com	steve.tschiegg@timken.com

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